UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2016

IMAGEWARE SYSTEMS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127
(Address of principal executive offices)

(858) 673-8600
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 3.02 and Item 5.02 below.

Item 3.02 Unregistered Sales of Equity Securities.

Creation of Series G Convertible Preferred Stock

On December 27, 2016, ImageWare Systems, Inc. (the “Company”) filed the Certificate of Designations, Preferences, and Rights of the Series G Convertible Preferred Stock (“Certificate of Designations”) with the Delaware Division of Corporations, designating 6,120 shares of the Company’s preferred stock, par value $0.01 per share, as Series G Convertible Preferred Stock (“Series G Preferred”). Shares of Series G Preferred rank junior to the Company’s Series B Convertible Redeemable Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock as well as the Company’s existing indebtedness, and accrue dividends at a rate of 10% per annum, payable on a quarterly basis in shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). Each share of Series G Preferred has a liquidation preference of $1,000 per share (“Liquidation Preference”), and is convertible, at the option of the holder, into that number of shares of the Company’s Common Stock equal to the Liquidation Preference, divided by $1.50 (the “Conversion Shares”).

Amendment of Series E Preferred Certificate of Designations

On December 29, 2016, the Company filed Amendment No. 1 to the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock (the “Series E Amendment”) with the Delaware Division of Corporations. The Series E Amendment made the following changes to the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock: (i) the Company may only make dividend payments in cash received from positive cash flow from operations; (ii) beginning on July 1, 2017, in the event the Company pays accrued dividend payments in shares of Common Stock for more than four consecutive quarterly periods, holders of shares of Series E Preferred will have the right to immediately appoint two designees to the Company’s Board of Directors (the “Director Appointment Provision”); (iii) dividend payments incurred on December 31, 2016 and March 31, 2017 may be paid in shares of Common Stock, without triggering the Director Appointment Provision; and (iv) the term Permitted Indebtedness (as defined in the Series E Certificate of Designations) was revised to cover permitted borrowings of up to $6.0 million.

Amendment of Line of Credit

On December 27, 2016, the Company and Neal Goldman, a member of the Company’s Board of Directors (the “Holder”), agreed to enter into the fifth amendment (the “Line of Credit Amendment”) to the convertible promissory note previously issued by the Company to the Holder on March 27, 2013 (the “Goldman Line of Credit”), to provide the Company with the ability to borrow up to $5.5 million under the terms of the Goldman Line of Credit, bringing the total amount the Company may borrow under its existing lines of credit to $6.0 million. A copy of the Line of Credit Amendment will be attached as an exhibit to the Company’s next periodic report filed under the Securities Exchange Act of 1934, as amended.

Series G Financing

On December 29, 2016, the Company accepted subscription forms (the “Subscription Form”) from certain accredited investors (the “Investors”) to purchase a total of 1,625 shares of Series G Preferred for $1,000 per share (the “Series G Financing”). In addition, the Company also received executed Exchange Agreements (the “Exchange Agreement”) from the Investors pursuant to which the Company exchanged an aggregate total of approximately 3.3 million shares of Common Stock held by the Investors for an aggregate total of approximately 4,400 shares of Series G Preferred.

The shares of Series G Preferred were offered and sold in transactions exempt from registration under the Securities Act in reliance on Sections 3(a)(9) and/or 4(2) thereof and Rule 506 of Regulation D thereunder. The Investors each represented that it was an “accredited investor” as defined in Regulation D, and is not subject to the “Bad Actor” disqualifications described in Rule 506(d). The issuance of the shares of Series G Preferred pursuant to the Subscription Forms resulted in gross proceeds to the Company of $1.625 million. The Company expects to use these proceeds for general working capital purposes.

The foregoing descriptions of the Certificate of Designations, Series E Amendment, Subscription Form and Exchange Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Certificate of Designations, Series E Amendment, form of Subscription Form and form of Exchange Agreement, attached hereto as Exhibits 3.1, 3.2, 10.1 and 10.2, respectively, each of which are incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2016, the Company entered into amendments to the employment agreements (the “Employment Amendments”) for Messrs. S. James Miller, Jr., Wayne Wetherell and David Harding, the Company's Chairman of the Board of Directors and Chief Executive Officer, Chief Financial Officer, and Chief Technical Officer, respectively. Effective October 20, 2016, the term of each executive officer's employment agreement was extended until December 31, 2017. A copy of each of the Amendments is attached to this Current Report on Form 8-K as Exhibits 10.3, 10.4 and 10.5, and are incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

See Item 3.02 above.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.

Date: December 30, 2016	By:	/s/ Wayne Wetherell
Wayne Wetherell
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Designations, Preferences, and Rights of the Series G Convertible Preferred Stock, dated December 27, 2016
3.2	Amendment No. 1 to the Certificate of Designations, Preferences, and Rights of the Series E Convertible Preferred Stock, dated December 29, 2016
10.1	Form of Subscription Form
10.2	Form of Exchange Agreement
10.3	Ninth Amendment to Employment Agreement, by and between S. James Miller, Jr. and ImageWare Systems, Inc., effective October 20, 2016
10.4	Fourth Amendment to Employment Agreement, by and between Wayne Wetherell and ImageWare Systems, Inc., effective October 20, 2016
10.5	Fourth Amendment to Employment Agreement, by and between David E. Harding and ImageWare Systems, Inc., effective October 20, 2016